Exhibit 99.1

CytomX Therapeutics Announces Third Quarter 2021 Financial Results

and Provides Business Update

-Initial data release from Phase 2 study of CX-2029 remains on track for fourth quarter 2021-

-Initial data release from Phase 2 study of praluzatamab ravtansine (CX-2009) expected in 2022-

SOUTH SAN FRANCISCO, Calif., November 4, 2021 – CytomX Therapeutics, Inc. (Nasdaq: CTMX), a leader in the field of conditionally activated therapeutics, today reported third quarter 2021 financial results and provided a business update.

“With intense focus on execution, the CytomX team made significant progress with clinical site initiation and patient enrollment during the past quarter. As a result, we remain on track to announce initial data by year end from our ongoing Phase 2 expansion study evaluating CX-2029 in defined cancer types,” said Sean McCarthy, D.Phil., president, chief executive officer and chairman of CytomX Therapeutics. “We also remain on track for initial data from the praluzatamab ravtansine Phase 2 breast cancer clinical program in 2022. In addition, we are expanding the reach of our versatile platform with anticipated fourth quarter IND filing for our first conditionally activated T-cell bispecific antibody, CX-904, and with the presentation at SITC 2021 of our emerging drug discovery work in the field of conditional cytokines,” added Dr. McCarthy.

Third Quarter Business Highlights and Recent Developments

•
Clinical site activation and patient enrollment for the ongoing Phase 2 study of CytomX’s wholly owned conditional antibody-drug conjugate (ADC), praluzatamab ravtansine (CX-2009), made substantial progress, including opening additional sites in U.S., Europe, and Asia, as well as partnering with patient advocacy groups to encourage enrollment from underrepresented populations. Praluzatamab ravtansine is currently being evaluated in a Phase 2 study as monotherapy in patients with human epidermal growth factor receptor 2-non-amplified breast cancer and, in combination with pacmilimab (CX-072), in patients with triple-negative breast cancer. Initial data from this study is on track for 2022.
•
Patient enrollment into the expansion cohorts continued for the Phase 2 study of CX-2029, evaluating the CD71-directed conditionally activated ADC co-developed by CytomX and AbbVie in four cancer indications: squamous non-small cell lung cancer, head and neck squamous cell carcinoma, esophageal and gastro-esophageal junction cancers, and diffuse large B-cell lymphoma. Initial data from this study is on track for the fourth quarter of 2021.
•
BMS-986249, a Probody version of ipilimumab, continued to be studied by Bristol Myers Squibb, CytomX’s collaboration partner, in combination with nivolumab, the anti-PD-1 antibody, across four different advanced malignancies: melanoma, hepatocellular carcinoma, castration-resistant prostate cancer, and triple-negative breast cancer. Bristol Myers Squibb is also evaluating BMS-986288, a Probody version of non-fucosylated ipilimumab, as monotherapy or in combination with nivolumab, in a Phase 1 study.
•
CytomX expects to submit an investigational new drug application for CX-904 to the U.S. Food and Drug Administration in late 2021. CX-904 is a conditionally activated T-cell-engaging bispecific antibody candidate against the epidermal growth factor receptor on tumor cells and CD3 on T cells and is partnered with Amgen.

•
A CytomX abstract highlighting company progress in the field of conditionally active cytokines has been accepted for poster presentation at the Society for Immunotherapy of Cancer (SITC) 36th Annual Meeting (SITC 2021), which will be held from November 12-14, 2021 at the Walter E. Washington Convention Center, Washington, DC. This presentation will detail the preclinical characterization and improved therapeutic index of a masked interferon alpha-2b (IFN-a2b) leveraging CytomX proprietary conditional activation technologies.
•
CytomX published a preclinical study in Cancer Immunology Research showing that systemic administration of conditionally activated anti-programmed cell death ligand 1 (anti-PD-L1) and anti-programmed cell death protein 1 (anti-PD-1) antibodies to tumor-bearing mice elicited antitumor activity similar to that of traditional PD-1/PD-L1-targeted antibodies, but with reduced systemic immune-mediated toxicity. These data provide further preclinical rationale to support the ongoing development of pacmilimab (CX-072), currently in a Phase 2 study in combination with praluzatamab ravtansine in patients with TNBC. The preclinical article can be accessed at https://cancerimmunolres.aacrjournals.org/content/canimm/early/2021/10/11/2326-6066.CIR-21-0031.full.pdf.
•
CytomX appointed Alan Ashworth, Ph.D., FRS, a world-renowned expert in cancer research and a global leader in cancer therapy development, to its board of directors.

Third Quarter 2021 Financial Results

Cash, cash equivalents, and investments totaled $336 million as of September 30, 2021, compared to $316 million as of December 31, 2020.

Revenue was $18 million for the three months ended September 30, 2021, relatively flat when compared to the corresponding period in 2020.

Research and development expenses increased $5 million during the three months ended September 30, 2021 to $29 million compared to the corresponding period in 2020. The increase was driven mainly by personnel, clinical trial, and consulting and contract service expenses primarily related to praluzatamab ravtansine and CX-2029.

General and administrative expenses increased $2.5 million during the three months ended September 30, 2021 to $11 million compared to the corresponding period in 2020. The increase was attributable to personnel related and recruiting expenses as well as professional services.

Conference Call & Webcast

CytomX management will host a conference call and a simultaneous webcast today at 5:00 p.m. ET (2:00 p.m. PT) to discuss the financial results and provide a business update. To join the conference call, please dial (877) 809-6037 (domestic) or (615) 247-0221 (international) and reference the conference ID 3886792. A live webcast of the call can be accessed at the Events and Presentations page of CytomX's website at https://ir.cytomx.com/events-and-presentations. An archived replay of the webcast will be available on the Company’s website until November 11, 2021.

About CytomX Therapeutics, Inc.

CytomX is a clinical-stage, oncology-focused biopharmaceutical company dedicated to destroying cancer differently. By pioneering a novel class of conditionally activated biologics, powered by its Probody® technology platform, CytomX’s goal is to transcend the limits of current cancer treatments and successfully leverage therapeutic targets that were once thought to be inaccessible. CytomX’s robust and differentiated pipeline includes the wholly-owned praluzatamab ravtansine (CX-2009), an investigational conditionally activated antibody-drug conjugate (ADC) directed toward CD166, and CX-2029, an investigational conditionally activated ADC directed toward CD71 co-developed with AbbVie. These two programs are currently being evaluated in Phase 2 studies, targeting a variety of late-stage, difficult-to-treat cancer types, including breast cancer for praluzatamab ravtansine, and squamous non-small cell lung cancer, and head and neck squamous cell carcinoma for CX-2029. CytomX’s clinical pipeline also includes cancer immunotherapeutic candidates against validated targets such as the CTLA-4-targeting Probody therapeutics, BMS-986249 and BMS-986288, partnered with Bristol Myers Squibb, and our wholly-owned conditionally activated anti-PD-L1 antibody, pacmilimab (CX-072). In addition, CytomX has a diverse preclinical portfolio and strategic collaborations with other leaders in oncology, including AbbVie, Amgen, Astellas, and Bristol Myers Squibb. For more information about CytomX and how it is working to make conditionally activated treatments the new standard-of-care in the fight against cancer, visit www.cytomx.com and follow us on LinkedIn and Twitter.

CytomX Therapeutics Forward-Looking Statements

This press release includes forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that are difficult to predict, may be beyond our control, and may cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied in such statements. Accordingly, you should not rely on any of these forward-looking statements, including those relating to the potential benefits, safety and efficacy or progress of CytomX’s or any of its collaborative partners’ product candidates, including praluzatamab ravtansine (CX-2009), CX-2029, BMS-986249, BMS-986288, pacmilimab (CX-072), and CX-904, the potential benefits or applications of CytomX’s Probody platform technology, CytomX’s ability to develop and advance product candidates into and successfully complete clinical trials, including the ongoing and planned clinical trials of praluzatamab ravtansine, CX-2029, BMS-986249, BMS-986288, pacmilimab, and CX-904, and the timing of the commencement of clinical trials, initial data, investigational new drug applications and other development milestones. Risks and uncertainties that contribute to the uncertain nature of the forward-looking statements include: the unproven nature of CytomX’s novel Probody Platform technology; CytomX’s clinical trial product candidates are in the initial stages of clinical development and its other product candidates are currently in preclinical development, and the process by which preclinical and clinical development could potentially lead to an approved product is long and subject to significant risks and uncertainties, including the risk that the COVID-19 worldwide pandemic may continue to negatively impact the business, research and clinical operations of CytomX or its partners, including the development of preclinical drug candidates due to delays in and disruption of research activities and the development of clinical drug candidates due to delays in or disruption of clinical trials, including impacts on the enrollment of patients in clinical trials or other clinical trial disruptions; the possibility that the results of early clinical trials may not be predictive of future results; the possibility that CytomX’s clinical trials will not be successful; the possibility that current preclinical research may not result in additional product candidates; CytomX’s dependence on the success of praluzatamab ravtansine, CX-2029, BMS-986249, BMS-986288, and pacmilimab; CytomX’s reliance on third parties for the manufacture of the Company’s product candidates; and possible regulatory developments in the United States and foreign countries. Additional applicable risks and uncertainties include those relating to our preclinical research and development, clinical development, and other risks identified under the heading "Risk Factors" included in CytomX’s Quarterly Report on Form 10-Q filed with the SEC on November 4, 2021. The forward-looking statements contained in this press release are based on information currently available to CytomX and speak only as of the date on which they are made. CytomX does not undertake and specifically disclaims any obligation to update any forward-looking statements, whether as a result of any new information, future events, changed circumstances or otherwise.

Probody is a U.S. registered trademark of CytomX Therapeutics, Inc.

Investor Contact:

Chau Cheng, PhD MBA

VP, Investor Relations & Corp. Communications

ccheng@cytomx.com

Direct: (650) 273-4999

Media Contact:

Bret Coons

Director, Corporate Communications

bcoons@cytomx.com

Direct: (650) 528 2929

CYTOMX THERAPEUTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Revenues	$17,587	$17,788	$49,846	$83,989
Operating expenses:
Research and development	29,143	24,049	77,615	90,929
General and administrative	11,085	8,634	29,704	26,886
Total operating expenses	40,228	32,683	107,319	117,815
Loss from operations	(22,641)	(14,895)	(57,473)	(33,826)
Interest income	70	200	182	1,730
Other income (expense), net	(13)	(15)	(90)	1
Loss before income taxes	(22,584)	(14,710)	(57,381)	(32,095)
Benefit from income taxes	—	—	—	(13,911)
Net loss	$(22,584)	$(14,710)	$(57,381)	$(18,184)
Net loss per share, basic and diluted	$(0.35)	$(0.32)	$(0.90)	$(0.40)
Shares used to compute net loss per share, basic and diluted	65,208,066	46,195,121	63,759,585	45,992,786
Other comprehensive income (loss):
Unrealized gain (loss) on investments, net of tax	37	(63)	99	(104)
Comprehensive loss	$(22,547)	$(14,773)	$(57,282)	$(18,288)

CYTOMX THERAPEUTICS, INC.

CONDENSED BALANCE SHEETS

(in thousands, except share and per share data)

	September 30,	December 31,
	2021	2020
	(Unaudited)	(1)
Assets
Current assets:
Cash and cash equivalents	$236,284	$191,859
Short-term investments	5	124,260
Accounts receivable	887	798
Prepaid expenses and other current assets	3,822	7,096
Total current assets	240,998	324,013
Long-term investments	99,969	—
Property and equipment, net	6,271	6,950
Intangible assets, net	1,057	1,167
Goodwill	949	949
Restricted cash	917	917
Operating lease right-of-use asset	20,170	22,495
Other assets	902	2,172
Total assets	$371,233	$358,663
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,516	$2,996
Accrued liabilities	25,167	23,059
Deferred revenue, current portion	73,089	74,869
Total current liabilities	99,772	100,924
Deferred revenue, net of current portion	140,770	186,261
Operating lease liabilities - long term	19,017	21,675
Total liabilities	259,559	308,860
Commitments and contingencies
Stockholders' equity:
Convertible preferred stock, $0.00001 par value; 10,000,000 shares authorized and no shares issued and outstanding at September 30, 2021 and December 31, 2020.	—	—
Common stock, $0.00001 par value; 150,000,000 shares authorized and 65,249,116 and 48,251,819 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	1	1
Additional paid-in capital	619,117	499,964
Accumulated other comprehensive income (loss)	52	(47)
Accumulated deficit	(507,496)	(450,115)
Total stockholders' equity	111,674	49,803
Total liabilities and stockholders' equity	$371,233	$358,663

__________________

(1) The condensed balance sheet as of December 31, 2020 was derived from the audited financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2020.